Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT FIRM

We hereby consent to the use in this Registration Statement on Form 10 of our report dated April 23, 2010 on the financial statements of Strategic Mining Corporation., as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the years in the  two-year period ended December 31, 2009 and for the period from the inception date to December 31, 2009.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.

EFP Rotenberg, LLP

Rochester, New York

April 23, 2010